AMENDMENT NO. 19

TO

MASTER INVESTMENT ADVISORY AGREEMENT

This Amendment dated as of May 24, 2019, amends the Master Investment Advisory Agreement (the “Agreement”) dated June 21, 2000, between AIM Equity Funds (Invesco Equity Funds), a Delaware statutory trust, and Invesco Advisers, Inc., a Delaware corporation.

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to add Invesco Oppenheimer Dividend Opportunity Fund, Invesco Oppenheimer Main Street Fund®, Invesco Oppenheimer Main Street All Cap Fund® and Invesco Oppenheimer Rising Dividends Fund;

NOW, THEREFORE, the parties agree that:

1.	Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:

APPENDIX A

FUNDS AND EFFECTIVE DATES

Name of Fund	Effective Date of Advisory Agreement

Invesco Charter Fund	June 1, 2000

Invesco Diversified Dividend Fund	December 28, 2001

Invesco Oppenheimer Dividend Opportunity Fund	May 24, 2019

Invesco Oppenheimer Main Street Fund®	May 24, 2019

Invesco Oppenheimer Main Street All Cap Fund®	May 24, 2019

Invesco Oppenheimer Rising Dividends Fund	May 24, 2019

Invesco Summit Fund	April 30, 2008

APPENDIX B

COMPENSATION TO THE ADVISOR

The Trust shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.

Invesco Charter Fund

Net Assets	Annual Rate
First $250 million	0.695%
Next $4.05 billion	0.615%
Next $3.9 billion	0.57%
Next $1.8 billion	0.545%
Over $10 billion	0.52%

Invesco Diversified Dividend Fund

Net Assets	Annual Rate
First $350 million	0.60%
Next $350 million	0.55%
Next $1.3 billion	0.50%
Next $2 billion	0.45%
Next $2 billion	0.40%
Next $2 billion	0.375%
Over $8 billion	0.35%

Invesco Oppenheimer Dividend Opportunity Fund*

Net Assets	Annual Rate
First $500 million	0.65%
Next $500 million	0.63%
Next $4 billion	0.60%
Over $5 billion	0.58%

*	The advisory fee payable by the Fund shall be reduced by any amounts paid by such Fund under the Administrative Services Agreement between such Fund and Invesco Advisers, Inc.

Invesco Oppenheimer Main Street Fund®*

Net Assets	Annual Rate
First $200 million	0.65%
Next $150 million	0.60%
Next $150 million	0.55%
Next $9.5 billion	0.45%
Over $10 billion	0.43%

Invesco Oppenheimer Main Street All Cap Fund®*

Net Assets	Annual Rate
First $200 million	0.75%
Next $200 million	0.72%
Next $200 million	0.69%
Next $200 million	0.66%
Next 4.2 billion	0.60%
Over $5 billion	0.58%

Invesco Oppenheimer Rising Dividends Fund*

Net Assets	Annual Rate
First $800 million	0.65%
Next $700 million	0.60%
Next $1 billion	0.58%
Next $2.5 billion	0.56%
Next $5 billion	0.54%
Over $10 billion	0.52%

Invesco Summit Fund

Net Assets	Annual Rate
First $10 million	1.00%
Over $10 million up to and including $150 million	0.75%
Over $150 million	0.625%”

2.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

*	The advisory fee payable by the Fund shall be reduced by any amounts paid by such Fund under the Administrative Services Agreement between such Fund and Invesco Advisers, Inc.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.

AIM EQUITY FUNDS
(INVESCO EQUITY FUNDS)

Attest:	/s/ Peter Davidson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		(Jeffrey H. Kupor)
Senior Vice President

INVESCO ADVISERS, INC.

Attest:	/s/ Peter Davidson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		(Jeffrey H. Kupor)
Senior Vice President

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